Exhibit 5.1

[Letterhead of Orrick, Herrington & Sutcliffe LLP]

July 17, 2003

Old Dominion Electric Cooperative

4201 Dominion Boulevard

Glen Allen, Virginia 23060

Re:    Old Dominion Electric Cooperative

          2003 Series A Bonds Due 2028

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 No. 333-100577 (as amended and supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $720,000,000 aggregate principal amount of debt securities of Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative (the “Company”).

The Company proposes to issue debt securities under the Registration Statement in the form of its 2003 Series A Bonds due December 1, 2028 (“2003 Bonds”). The Company will issue the 2003 Bonds under an Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992, as supplemented and amended (the “Indenture”), between the Company and SunTrust Bank, a Georgia banking corporation and successor by merger to Crestar Bank, as trustee.

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. Based on such examination, we are of the opinion that when the issuance of the 2003 Bonds has been duly authorized by appropriate corporate action and the 2003 Bonds have been duly completed, executed, authenticated and delivered in accordance with the Indenture and sold as described in the Registration Statement and the prospectus and prospectus supplement relating to the 2003 Bonds, the 2003 Bonds will be legal, valid, and binding obligations of the Company, entitled to the benefits of the Indenture.

Our opinion that the 2003 Bonds are legal, valid and binding obligations of the Company is qualified as to limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally; and general principles of equity, including without limitation concepts of materiality,

Old Dominion Electric Cooperative

July 17, 2003

reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

In rendering the foregoing opinions, we have relied, as to all matters of law of the Commonwealth of Virginia, upon the opinion of LeClair Ryan, A Professional Corporation, dated July 17, 2003, relating to the 2003 Bonds.

We express no opinion as to matters of law in jurisdictions other than the State of New York and the federal law of the United States. We express no opinion as to matters of law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement by reference thereto and to the use of our name wherever it appears in the Registration Statement or the prospectus or any prospectus supplement relating to the 2003 Bonds and in any amendment or supplement to any such documents. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

Orrick, Herrington & Sutcliffe LLP